Exhibit 5.1

The Law Offices of Kirk Halpin & Associates, P.A.	6339 Ten Oaks Road, Suite 150 Clarksville, Maryland 21029 Tel: (410) 531-1700 Fax: (410) 531-9009 www.halpinlawfirm.com

Kirk J. Halpin, Esq.

Managing Partner

September 18, 2015

Board of Directors

Trans World Corporation

545 Fifth Avenue

Suite 940

New York, New York 10017

Re:                             Registration Statement on Form S-8

Trans World Corporation

2006 Deferred Compensation Plan

Gentlemen:

We have acted as special counsel to Trans World Corporation, a Nevada corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) relating to certain shares of common stock, $0.001 par value (the “Common Stock”), and certain deferred compensation obligations of the Company issuable pursuant to the 2006 Deferred Compensation Plan, as amended and restated effective as of November 18, 2008 (the “Plan”).

In connection with this opinion, we have examined and relied upon such records, documents, certificates, and other instruments as we have deemed necessary or appropriate in order to express the opinions hereinafter set forth. We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the legal competence of all signatories to such documents, and, except to the extent we express an opinion as to due authorization in the next paragraph of this letter, the due authorization, execution and delivery of all documents by the parties thereto. We have also assumed that the offer and sale of the Common Stock complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement and the Plan. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of: (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, and (ii) general principals of equity, regardless of whether enforcement is considered in a proceeding in equity or law.

Based upon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the shares of Common Stock issuable in connection with the Plan have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

The opinions expressed above are limited to the General Corporation Law of the State of Nevada.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is furnished to you in connection with the filing of the Registration Statement. Our opinion is rendered as of the date hereof and we assume no obligation to update this opinion or advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

Sincerely,

/s/ THE LAW OFFICES OF
KIRK J. HALPIN & ASSOCIATES, P.A.